Exhibit 10.1

PERSONAL & CONFIDENTIAL

July 3, 2007

Mr. David J. Kaye

[Address]

Re: Offer of Employment

Dear David:

As we discussed over the weekend, I am thrilled to be formally offering you a position with Boston Private Financial Holdings, Inc. For so many reasons, we really believe this position will be a terrific fit for you, and that you will bring enormous value and perspective to our team—all the members of which are very excited about the prospect of you joining us! The purpose of this letter is to confirm in writing the terms of our offer.

Your position will be that of Executive Vice President and Chief Financial Officer, reporting directly to me as CEO of Boston Private.

Base Salary: Your initial base salary will be an annualized rate of $300,000 to be paid on a bi-weekly basis. You will be reviewed for a salary merit increase and for performance against corporate and personal goals and objectives on an annual basis beginning in December, 2007.

Performance Bonus: Additionally, you would be eligible for an annual discretionary cash bonus ranging from 0%-100% of base salary, with a $300,000 guarantee for 2007 (pro-rated) and for the full year 2008.

Equity Award: Finally, you will be eligible to participate in the Company’s annual restricted stock and options program. This “equity” award (a combination of 50% BPFH stock and 50% BPFH Stock Options) will have a value of not less that $250,000. This program will commence immediately for you with a pro-rated share in 2007 and of course continue in 2008 thereafter.

Further, we will award you a “signing bonus” consisting of three components:

1.	An immediate payment of $125,000 in cash on your start date.

2.	A grant of BPFH stock on August 15, 2007, with a value of $100,000, vested evenly over three years.

3.	A second grant of BPFH stock on August 15, 2008, also worth $100,000, also vested evenly over three years.

Letter to Mr. David Kaye

July 3, 2007

(Note: During vesting period, you will receive the dividends on all these shares and be able to vote them.)

You will receive a benefit package which includes, but is not limited to, group health insurance and group dental insurance; an Employee Stock Purchase Plan allowing you to purchase BPFH stock at a 15% discount through payroll deductions; and $50,000 of life-insurance coverage with the ability to purchase up to twice your annual salary (maximum $500,000). Most benefits become available on the first of the month after you join the Company. You will be eligible to participate in the Company’s 401(K) Plan the first day of the quarter following your date of hire.

Additionally, the Company has established a “Time Bank” for your use when taking vacation, sick or personal time off. As an officer, the initial time bank allowance is 23 days per calendar year available on January 1 of each year. Starting in 2008, one time bank day will be added to your base each January 1 up to a base maximum of 33 days per calendar year.

I understand you will be on vacation for the week of July 23rd. Therefore, your start date at Boston Private will be on Monday, July 30th.

I hope I was able to convey the excitement that the entire executive team here at Boston Private feels at the prospect of your joining us. You were our unanimous choice (not an easy feat in this group!) for the position. As you know from our meetings, we are in the midst of a very dynamic and interesting time, with enormous opportunities to really set the stage for where we will be as a Company in the next five to ten years. We hope you will see this offer as your chance to make a true impact on the future of this fabulous Company, and to become a member of a very special team.

Please call me at the office or at home if you have any questions on any of the terms discussed in this letter. In addition, our HR Director, Gerry Raphel, is also available to answer any questions you might have.

Sincerely,

/s/ Timothy L. Vaill
Timothy L. Vaill
Chief Executive Officer

CC: Gerry Raphel

I accept this offer:

Signature:	/s/ David J. Kaye	Date:	July 3, 2007
David J. Kaye